Exhibit 10.2

TECHTARGET, INC.

SHORT-TERM INCENTIVE PLAN

1.
Purpose and Objectives

This 2026 Executive Short-Term Incentive Plan (the “STIP”) is intended to: (a) motivate and reward executive and senior leadership to deliver top-line revenue growth, (b) retain talent identified as critical to the combination of the legacy Informa Tech and legacy TechTarget businesses and/or the long-term success of TechTarget, Inc. d/b/a Informa TechTarget (the “Company”), and (c) align executive and senior leadership rewards for the Company. The STIP is for the benefit of Covered Executives (as defined below).

2.
Covered Executives

From time to time, the Compensation Committee of the Board of Directors of the Company (the “Committee”) may select certain key executives and senior leaders (the “Covered Executives”) to be eligible to receive bonuses hereunder.

3.
Administration

The Committee shall have the sole discretion and authority to administer and interpret the STIP. The specific goals and targets under the STIP for each performance period shall be determined by the Committee and, once approved, filed with the minutes of the Committee. A Covered Executive may receive a bonus payment under the STIP based upon the attainment of various performance targets which are established by the Committee and relate to financial and operational metrics with respect to the Company or any of its subsidiaries (the “Performance Goals”), including, but not limited to, the following: earnings per share, revenues, operating profit, CAGR, EBIT, Adjusted EBITDA, or such other metrics as the Committee may determine.

4.
Bonus Determinations

(a) For 2026, payment of a bonus to a Covered Executive pursuant to the STIP will be based 80% upon the attainment of a revenue target and 20% based upon the attainment of an operating profit target, as further defined and approved by the Committee. For instance, if 100% of the targeted bonus for the revenue component is earned and 20% of the targeted bonus for the operating profit component is earned, the total bonus payment will equal 84% (80% x 100% + 20% x 20%) of the target bonus amount. The Committee may, in its discretion, establish specific revenue targets for Covered Executives in different business units or functions as follows: (i) Business Unit: 80% Business Unit Revenue and 20% Business Unit Operating Profit and (ii) Central Function: 80% Company Revenue and 20% Company Operating Profit.

(b) For 2026, no payout will be earned under the STIP if the minimum revenue and operating profit metrics are not achieved based on the targets approved by the Committee. If the applicable minimum threshold is achieved, a Covered Executive will earn a portion of their targeted bonus amount, as determined by the Committee, with incremental increases in their targeted bonus up to the maximum revenue and operating profit metrics. For Covered Executives other than the CEO, each additional 1% above the 100% revenue target will result in an incremental payout of 10%, with the revenue component capped at 300% of target payout on this metric. Similarly, each additional 1% above the 100% operating profit target will result in an incremental payout of 10%, with the operating profit component capped at 150% target payout on this metric. For the CEO, notwithstanding the foregoing, payout for each metric is capped at 150% of target for performance at or above 100% of the applicable target.

Exhibit 10.2

5.
General Administration

(a) Except as otherwise set forth in this Plan (i) any bonuses paid to Covered Executives under the Plan shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more performance targets relating to the Performance Goals (ii) bonus formulas for Covered Executives shall be adopted in each performance period by the Committee and communicated to each Covered Executive at the beginning of each bonus period and (iii) no bonuses shall be paid to Covered Executives unless and until the Committee makes a determination with respect to the attainment of the performance objectives. Notwithstanding the foregoing, the Company may adjust bonuses payable under the STIP based on achievement of individual performance goals or pay bonuses (including, without limitation, discretionary bonuses) to Covered Executives under the STIP based upon such other terms and conditions as the Committee may in its discretion determine.

(b) Each Covered Executive shall have a targeted bonus opportunity for each performance period. The maximum bonus payable to a Covered Executive under the STIP shall be established by the Committee for the applicable performance period.

(c) The payment of a bonus to a Covered Executive with respect to a performance period shall be conditioned upon the Covered Executive’s employment by the Company through the performance period and on the payment date; provided, however, that the Committee may make exceptions to this requirement, in its sole discretion, including, without limitation, in the case of a Covered Executive’s termination of employment, retirement, death or disability, as required under the terms of any applicable agreement with a Covered Executive, or as otherwise required by applicable law.

6.
Timing of Payment

The Performance Goals will be measured at the end of each fiscal year. If the Performance Goals are met, payments will be made for the STIP within 60 days after the Committee determines that they have been met, but not later than March 15 of the year following the fiscal year in which the performance period ended.

7.
Amendment and Termination

The Company reserves the right to amend or terminate the STIP at any time in its sole discretion.